Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-            ) of IDI, Inc. (the “Company”) to be filed on or about June 3, 2016 of (1) our report of Fluent Inc. dated March 9, 2016 on our audit of the consolidated balance sheet as of December 8, 2015 and the related consolidated statements of loss and comprehensive loss, changes in stockholders’ equity and cash flows for the period from January 1, 2015 through December 8, 2015 included in the Company’s 2015 Annual Report on Form 10-K dated March 18, 2016; and (2) our report of Fluent Inc. dated April 27, 2015 on our audit of the consolidated balance sheet as of December 31, 2014 and the related consolidated statements of loss and comprehensive loss, changes in stockholders’ equity and cash flows for the year then ended included in the Company’s Form 8-K dated December 2, 2015.

/s/ EISNERAMPER LLP

New York, New York

June 3, 2016